Exhibit 5.1
May 1, 2023
Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, Florida 33762

Re:	Digital Media Solutions, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
I am General Counsel of Digital Media Solutions, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation of the Company’s registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) to be filed on or about the date hereof by the Company with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale from time to time by the selling stockholders identified in the Registration Statement, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to 49,206,264 shares (the “Offered Common Stock”) of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), consisting of (i) 20,360,494 shares of Class A Common Stock issuable upon the conversion of 80,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), issued pursuant to the Securities Purchase Agreement dated March 29, 2023, by and among the Company and the Purchasers (the “Purchase Agreement”); (ii) 14,401,325 shares of Class A Common Stock issuable upon the conversion of 60,000 shares of Series B Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), issued pursuant to the Purchase Agreement; and (iii) 14,444,444 shares of Class A Common Stock issuable upon the conversion of warrants to acquire shares of Class A Common Stock, at an exercise price of $0.6453 per share (the “Warrants” and, together with the Preferred Stock, the “Securities”), issued pursuant to the Purchase Agreement. Unless otherwise defined herein, each capitalized term used herein that is defined in the Purchase Agreement has the meaning given such term in the Agreement.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, the following: (i) the Registration Statement in the form to be filed under the Securities Act; (ii) the Certificate of Incorporation of the Company, as in effect as of the date of the issuance of the Securities and as of the date hereof; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Redeemable Preferred Stock, as filed with the Secretary of State of the State of Delaware (the “Series A Certificate of Designation”); (iv) the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Redeemable Preferred Stock, as filed with the Secretary of State of the State of Delaware (the “Series B Certificate of Designation”); (v) the By-Laws of the Company, as in effect as of the date of the issuance of the Securities and as of the date hereof; (vi) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Securities, the filing of the Registration Statement and certain related matters; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.
In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to certain facts material to my opinion, I have relied on factual information in certificates from officers of the Company. I have not independently verified such information.
In rendering these opinions, I have made assumptions customary in opinions of this type.

Based upon and subject to the foregoing, it is my opinion that:
1.    When the Offered Common Stock has been duly delivered to the applicable holder of Series A Preferred Stock in accordance with the terms of the Series A Certificate of Designation, the Offered Common Stock will be validly issued, fully paid and non-assessable.
2.    When the Offered Common Stock has been duly delivered to the applicable holder of Series B Preferred Stock in accordance with the terms of the Series B Certificate of Designation, the Offered Common Stock will be validly issued, fully paid and non-assessable.
3.    When the Offered Common Stock has been duly delivered to the applicable holder of the Warrants, upon valid exercise of the Warrants in accordance their terms, the Offered Common Stock will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/Anthony Saldana
Anthony Saldana
General Counsel, EVP Legal & Compliance
and Secretary